Exhibit 99.1

FOR IMMEDIATE RELEASE
October 19, 2009
CONTACT:
Lisa Olson
Senior Vice President, Corporate Relations
Phone: (402) 593-4541
E-Mail: lisa.olson@infogroup.com
Lee D. Roberts Appointed New infoGROUP Independent Director
(OMAHA, NE) — infoGROUP (NASDAQ: IUSA), the leading provider of data driven and interactive resources for targeted sales, marketing and research solutions has appointed Lee D. Roberts as an independent director of infoGROUP’s Board of Directors. Mr. Roberts has joined the class of directors whose terms expire at the Company’s 2010 annual meeting.
Roberts brings a wealth of knowledge in the technology arena to infoGROUP’s Board of Directors. Currently he serves as President and Chief Executive Officer of BlueWater Management Consulting. Prior to that, Mr. Roberts served as General Manager and Vice President of Content Management at IBM (NYSE:IBM) from 2006 to 2008. He was responsible for IBM’s content management, business process management and discovery portfolio on a global basis. Roberts was Chairman and CEO of FileNET Corporation prior to its acquisition by IBM in 2006. FileNET was the market leader in enterprise content management and business process management and related applications. It provides a platform for managing large global clients unstructured information which includes, imaging, document management, records and email management, electronic forms, web site development and management. Mr. Roberts joined FileNET in 1997 as President and Chief Operating Officer and was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2002. Prior to FileNET, Roberts served in several management positions with IBM from 1977 to 1997.
Roger Siboni, infoGROUP’s Chairman of the Board commented: “We are extremely pleased Lee has joined our board of directors as an independent director. His vast management and technology experience will complement the dynamics of our existing board and will help to guide the Company going forward.”
Roberts currently serves on the board of directors of QAD Software (NASDAQ: QADI), a leading provider of enterprise applications for global manufacturing companies and Noetix Corporation, which provides enterprise business intelligence applications.
About infoGROUP
 infoGROUP (NASDAQ: IUSA) is the leading provider of data and interactive resources that enables targeted sales, effective marketing and insightful research solutions. Our information powers innovative tools and insight for businesses to efficiently reach current and future customers through multiple channels, including the world’s most dominant and powerful Internet search engines and GPS navigation systems. infoGROUP headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127. For more information, call (402) 593-4500 or visit www.infogroup.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.